Exhibit 10.1
August 17, 2006
Mr. Brian Reagan
c/o BioScrip, Inc.
10050 Crosstown Circle
Eden Prairie, MN 55344
Re:	Severance Agreement
Dear Brian:
     This will confirm our agreement that if you are terminated by BioScrip, Inc. (the “Company”) (or any successor) other than for “Cause” (as defined below) or if you terminate your employment with the Company (or any successor) for “Good Reason” (as defined below), you will be entitled to receive severance payments equal to one (1) year of salary at your then current salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding, and (ii) all outstanding securities contemplated to be issued under the terms of the Company’s 2001 Incentive Stock Plan granted to you and held by you at the time of termination shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms and conditions. If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for, or obligated to pay you any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated hereby not already paid, earned or accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date.
     For purposes of this Agreement, “Cause” shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iii) your willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; (iv) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or any executive officer of the Company or failure to correct any conduct which constitutes a breach of any written agreement between you and the Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or any executive officer of the Company, in either case after not less than ten days’ notice in writing to you of the Company’s intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).
     For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by you to the Company: (i) the assignment to you of duties materially inconsistent with your position or positions with the Company; (ii) the reduction of your then current annual salary rate, without your consent; or (iii) the relocation of your principal location of employment more than 50 miles from your current location without your consent.

Mr. Brian Reagan
August 17, 2006

     This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.
     This letter supersedes and replaces the change of control severance agreement between the Company and yourself dated as of June 14, 2004 as well as the penultimate paragraph of the employment letter agreement dated July 18, 2005 between the Company and yourself, both of which shall be of no further force and effect.
     Kindly signify your agreement to the foregoing by signing below and forward an executed copy to me for our files.

Sincerely, BioScrip, Inc.

By:	/s/ Barry A. Posner
Barry A. Posner, EVP and General Counsel

Agreed and Accepted on this 17th day of July, 2006:

/s/ Brian Reagan
Brian Reagan